Exhibit 99.1

FOR IMMEDIATE RELEASE

ATLANTIC EXPRESS TRANSPORTATION CORP.
ANNOUNCES AMENDMENT TO
THE INDENTURE GOVERNING ITS NOTES

Staten Island, New York, April 4, 2006 – Atlantic Express Transportation Corp. (the “Company”) announced today that it has entered into a Third Supplemental Indenture (the “Supplemental Indenture”), among the Company, the Guarantors named therein and The Bank of New York, as Trustee and Collateral Agent. The Supplemental Indenture was entered into pursuant to the consent of the holders of the majority of the outstanding aggregate principal amount of the Company’s 12% Senior Secured Notes due 2008 and Senior Secured Floating Rate Notes due 2008 (collectively, the “Notes”). The holders of the majority of the outstanding aggregate principal amount of the Company’s 10% Third Priority Secured Notes due 2008 (the “Third Priority Notes”) also consented to the same changes as the changes contained in the Supplemental Indenture. The new terms of the Supplemental Indenture apply to all holders of the Notes and the Third Priority Notes. No consideration was paid to the consenting holders. The Supplemental Indenture (i) amends the definition of the term “Asset Sale” to exclude the sale of accounts receivable; (ii) amends the definition of the term “Permitted Indebtedness” to increase the size of the permitted bank debt basket from $20.0 million to $30.0 million; (iii) amends the “Limitation on Asset Sales” covenant to require the Company to apply 80% of net cash proceeds in excess of $10.0 from asset sales occurring after the date of the Supplemental Indenture to offer to repurchase the Notes and the Third Priority Notes; (iv) amends the “Maintenance of Consolidated EBITDA” covenant such that it will not apply until the four consecutive quarters ending December 31, 2006 and will require minimum “Consolidated EBITDA”, as defined in the Indenture governing the Notes, of $23.0 million.

The foregoing summary is for convenience only and is qualified in its entirety by the terms of the Supplemental Indenture, a copy of which has been filed with the Securities and Exchange Commission on April 4, 2006. The Company is the fourth largest provider of school bus transportation in the United States and the leading provider in New York City, the largest market in which it operates. The Company has contracts to provide school bus transportation in 111 school districts in New York, Missouri, Massachusetts, California, Pennsylvania, New Jersey and Illinois. The Company generally provides services for the transportation of open enrollment students through the use of standard school buses, and the transportation of physically or mentally challenged students through the use of an assortment of vehicles, including standard school buses, passenger vans and lift-gate vehicles, which are capable of accommodating wheelchair-bound students. The Company has a fleet of approximately 6,000 vehicles to service its school bus operations, consisting of school buses, minivans and cars, lift and ramp-equipped vehicles, coaches and service and support vehicles.

For additional information please contact:
Domenic Gatto, President and Chief Executive Officer
718-442-7000 ext. 8060

Website:	www.atlanticexpress.com
E-mail address:	corporatehq@atlanticexpress.com

Information contained in this news release other than statements of historical fact are forward-looking statements subject to various risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results in such forward-looking statements include failure to obtain the requisite consent of the holders of the Notes as currently contemplated.